General Stephen Seay Joins eMagin Board of Directors

BELLEVUE, Wash., Feb. 1, 2006 --eMagin Corporation (AMEX: EMA), a leader in OLED technology and personal display systems, has appointed Brigadier General, U.S. Army (ret.) Stephen Seay to its board of directors.

"We are extremely pleased to welcome General Steve Seay to our Board and look forward to benefiting from his wealth of experience in the military sector," said Gary Jones, chairman and chief executive officer, eMagin Corporation. "Steve's background in simulation and training, as well as his experience in the artillery, brings us important insight into the critical needs of current and future military programs. His guidance will help enable eMagin to develop more useful components and virtual imaging systems for military, industrial, and consumer gaming applications."

In his 33-year Army career, General Stephen Seay held a wide variety of command and staff positions, most importantly as a soldier's soldier volunteering for his final assignment with his troops in Iraq. Most recently he was Program Executive Officer for Simulation, Training and Instrumentation, and Commanding General, Joint Contracting Command-Iraq/Head of Contracting Authority, Operation Iraqi Freedom. He has also served as Program Manager for a joint system, headed the Joint Target Oversight Council and was Commanding General, Simulation, Training and Instrumentation Command (STRICOM), Army Materiel Command. Earlier, as a Field Artillery officer, he commanded at all levels, rising to corps artillery commander. He served as Chief of Staff, United States Army, Europe (Forward) and National Security Element, Taszar, Hungary, during Operation Joint Endeavor. He held resource management, operations research, and acquisition positions during three tours on Department of the Army staff. Stephen Seay holds a Bachelor of Science degree from the University of New Hampshire and a Master of Science degree from North Carolina State University.

"I am excited to join eMagin and to work with Gary and the distinctive Board in helping eMagin as it brings its virtual imaging products to the forefront," said General Seay. "As the leader in OLED virtual imaging, I believe that eMagin is well positioned for growth with the emergence of many types of virtual reality simulation applications into both the military and the mainstream."

With the election of General Seay, eMagin's board now consists of 8 members.

About eMagin Corporation

A leader in OLED technology and personal display systems, eMagin manufactures and integrates high-resolution OLED microdisplays, magnifying optics, and systems technologies to create a virtual image comparable to that of a large computer monitor or a large-screen television. eMagin’s OLED displays have been incorporated into a variety of near-eye imaging products for military, industrial, medical, and consumer markets. eMagin’s first personal display system, the Z800 3DVisor, provides superb 3D stereovision and headtracking for PC gaming, training and simulation, and other applications. It won the CEA’s 2006 Best of Innovations award in the digital display category and won additional recognition in the electronic gaming category. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. A sales office is located in Tokyo, Japan. For additional information, please visit www.emagin.com and www.3dvisor.com.

Media Contact:
Joseph Runde, 425-749-3636, jrunde@emagin.com